Exhibit 1.1
Forest City Enterprises, Inc.
5.00% Convertible Senior Notes due 2016

Purchase Agreement
October 20, 2009

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
As representatives of the several Purchasers
named in Schedule I hereto (the “Representatives”),
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park,
New York, New York 10036.

Ladies and Gentlemen:
Forest City Enterprises, Inc., an Ohio corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $175,000,000 principal amount of the 5.00% Convertible Senior Notes due 2016 (the “Firm Securities”), and, at the election of the Purchasers, up to an aggregate of $25,000,000 additional aggregate principal amount (the “Optional Securities”) (the Firm Securities and the Optional Securities which the Purchasers elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”). Holders may convert the Securities for shares of the Class A Common Stock of the Company, par value $0.33-1/3 per share (“Stock”).
1.	The Company represents and warrants to, and agrees with, each of the Purchasers that:
(a)	A preliminary offering circular, dated October 19, 2009 (the “Preliminary Offering Circular”) has been prepared and an offering circular, dated October 20, 2009 (the “Offering Circular”) will be prepared in connection with the offering of the Firm Securities and the Optional Securities and shares of the Stock issuable upon conversion of the Securities. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular”. Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all subsequent documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the date of such circular and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”. The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule Il(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(b)	For the purposes of this Agreement, the “Applicable Time” is 7:30 a.m. (Eastern time) on October 21, 2009; the Pricing Circular as supplemented by the information set forth in Schedule Ill hereto (the “Pricing Term Sheet”), taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)) listed on Schedule II(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(c)	The Company and its subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular any material loss or interference with their respective businesses from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular; since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock of the Company (other than upon conversion of shares of the Company’s Class B Common Stock, par value $.33-1/3 per share (the “Class B Common Stock”), outstanding on the date of the Pricing Circular, in accordance with their express terms, into shares of the Stock) or any of the subsidiaries of Company listed on Schedule IV hereto (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”), or any increase in the long-term debt of the Company or any of its subsidiaries (other than up to a $100,000,000 increase in long-term debt in connection with the non-recourse financing of new properties or the refinancing of existing properties), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular; and the Significant Subsidiaries are the only “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act of 1933, as amended (the “Act”)) of the Company;

(d)	The Company and its subsidiaries have, or in those cases where such subsidiary is a general partner in a partnership or managing member in a limited liability company, such partnership or such limited liability company has, good and marketable fee simple and/or leasehold title (as the case may be) to all real property, and good and marketable title to all personal property, owned or leased (as the case may be) by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular (including the financial statements and the accompanying notes thereto incorporated by reference into the Pricing Circular) or such as do not, or are not reasonably likely to, materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company and its subsidiaries;

(e)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, has the corporate power and authority to own its properties and conduct its business as described in the Pricing Circular, and has been duly qualified as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the failure to so qualify and maintain good standing would have a material adverse effect on the Company and its subsidiaries, taken as a whole; and each Significant Subsidiary has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, with the power (corporate, partnership or limited liability company, as the case may be) and authority to own its properties and conduct its business as described in the Pricing Circular, except for such failures to maintain good standing as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(f)	The Company has an authorized capitalization as set forth in the Pricing Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; all of the partnership interests, membership interests and issued shares of capital stock, as the case may be, of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and, in the case of such corporate subsidiaries and limited liability subsidiaries, are nonassessable, and the Company’s ownership interests in each Significant Subsidiary are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims; the shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the Stock contained in the Pricing Disclosure Package and the Offering Circular;

(g)	The Firm Securities and the Optional Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of October 26, 2009 (the

“Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), under which they are to be issued, which will be substantially in the form previously delivered to you, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general equitable principles; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles; and the Securities and the Indenture will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular and will be in substantially the form previously delivered to you;

(h)	None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

(i)	Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(j)	Prior to the First Time of Delivery (as defined in Section 4(a) hereof), Forest City Rental Properties Corporation (“FCRPC”) and the Company will have entered into a Fourth Amendment to Amended and Restated Credit Agreement and Amended and Restated Guaranty of Payment of Debt with KeyBank National Association, as Administrative Agent, National City Bank, as Syndication Agent, and Bank of America, N.A., as Documentation Agent, and the banks party to the Company’s Amended and Restated Credit Agreement (the “Amendment”); prior to the First Time of Delivery, the Amendment will have been duly authorized, executed and delivered by FCRPC and the Company and will constitute valid, binding and enforceable obligations of the parties thereto, enforceable against them in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles; and the Amendment will be in full force and effect at all times from the date on which it is made to and including each Time of Delivery (as defined in Section 4(a) hereof);

(k)	The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement, and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the material property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Articles of Incorporation or Code of Regulations of the Company or the organizational documents of any of the Significant Subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers;

(l)	Neither the Company nor any of the Significant Subsidiaries is in violation of its Articles of Incorporation or Code of Regulations or other organizational documents, as applicable; and neither the Company nor any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except as described in the Pricing Circular or for defaults that individually or in the aggregate will not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(m)	The statements set forth in the Pricing Circular and the Offering Circular under the caption “Description of Notes” and “Description of Class A Common Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Stock, and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair; and the statements set forth in the Pricing Circular and the Offering Circular under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to describe provisions of the laws and documents referred to therein, fairly summarize in all material respects such laws and documents;

(n)	Other than as set forth in the Pricing Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the Company and its subsidiaries, taken as a whole; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(o)	Except as otherwise disclosed in the Pricing Circular and except as individually or in the aggregate would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, neither the Company nor any of its subsidiaries has authorized or conducted, or has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release or other handling of any hazardous substance, asbestos, radon, polychlorinated byphenyls (“PCBs”), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquified gas, synthetic gas or other material defined, regulated, controlled or potentially subject to any remediation requirement under an environmental law (collectively, “Hazardous Materials”) on, in, under or affecting any real property owned or by any means controlled by the Company or any of its subsidiaries, except in compliance with and as would not result in any liability under any federal, state and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, “Environmental Laws”); and except as individually or in the aggregate would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries are in compliance with all Environmental Laws and have been and are in compliance with all licenses, permits, registrations and government authorizations necessary to operate under all applicable Environmental Laws. Except as otherwise disclosed in the Pricing Circular and except as individually or in the aggregate would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, none of the Company or any of its subsidiaries, has received any written or oral notice from any governmental entity or any other person of any claim and there is no pending or threatened claim, litigation, or any administrative agency proceeding that (a) alleges a violation of any Environmental Laws by the Company or any of its subsidiaries or that alleges that any such person is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., or any similar state law; (b) has resulted in or could result in the attachment of an environmental lien on any of the properties owned or leased by the Company or any of its subsidiaries; or (c) alleges contamination of any of the properties owned or leased by the Company or any of its subsidiaries, damage to natural resources, property damage or personal injury based on their activities or the activities of their predecessors or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards;

(p)	This Agreement has been duly authorized, executed and delivered by the Company;

(q)	When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(r)	The Company is subject to Section 13 or 15(d) of the Exchange Act;

(s)	The Company is not and, after giving effect to the issuance and sale of the Securities and the application of the proceeds thereof, will not be an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(t)	Neither the Company nor any person acting on its or their behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act;

(u)	Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Representatives), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(v)	The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The

Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(w)	Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(x)	The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective; and

(y)	PricewaterhouseCoopers LLP, which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder.
2.	Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the principal amount thereof, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto, and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000), determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Securities which such Purchaser is entitled to purchase as set forth opposite the name of such Purchaser in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Securities which all of the Purchasers are entitled to purchase hereunder.

The Company hereby grants to the Purchasers the right to purchase at their election up to $25,000,000 aggregate principal amount of Optional Securities, at the same purchase price set forth in clause (a) of the first paragraph of this Section 2, for the sole purpose of covering sales of securities in excess of the aggregate principal amount of Firm Securities. Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given within a period of 13 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4(a) hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3.	Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)	It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A;

(b)	It is an Institutional Accredited Investor; and

(c)	It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.
4.	(a)	The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to the Representatives, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of the Representatives at DTC. The Company will cause the certificates representing the Securities to be made available to the Representatives for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (the “Closing Location”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on October 26, 2009, or at such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by you in the written notice given by you of the Purchasers’ election to purchase the Optional Securities, or at such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities are herein called the “First Time of Delivery”, such time and date for delivery of the Optional Securities, if not the First Time of Delivery, are herein called the “Second Time of Delivery”, and each such time and date for delivery are herein called a “Time of Delivery”.

	(b)	The documents to be delivered at such Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(j) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at DTC (or its designated custodian), all at such Time of Delivery. A meeting will be held at the Closing Location at 5:00 p.m., New York City time, no later than the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.
5.	The Company agrees with each of the Purchasers:
(a)	To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)	Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)	To furnish the Purchasers with written and electronic copies thereof in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)	During the period beginning from the date hereof and continuing until the date 50 days after the date of the Offering Circular, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Securities, the Stock or the Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that otherwise represent the right to receive, the Stock or the Class B Common Stock or any such substantially similar securities (other than the convertible note hedge transactions to be entered into in connection with the offering and sale of the Securities or transactions pursuant to employee stock option plans existing on the date of this Agreement, upon the conversion of the Securities or conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Agreement, or pursuant to the Master Contribution and Sale Agreement, dated as of August 10, 2006, among the Company, certain entities affiliated with the Company, Forest City Master Associates III, LLC, certain entities affiliated with Forest City Master Associates III, LLC, and certain entities and individuals affiliated with Bruce C. Ratner, or any document in connection with the transactions contemplated by that Master Contribution and Sale Agreement), without your prior written consent;

(e)	Not to be or become, at any time prior to the expiration of two years after any Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)	At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)	Except to the extent such documents are publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the first such fiscal quarter ending after the date of the Offering Circular), to make available to its shareholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

	(h)	During the period of one year after any Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

	(i)	To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”;

	(j)	To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Stock upon conversion of the Securities; and

	(k)	To use its best efforts to list, subject to notice of issuance, the shares of Stock issuable upon conversion of the Securities on the New York Stock Exchange (“NYSE”).

6.	(a)	The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);
(b)	each Purchaser represents and agrees that, other than one or more term sheets relating to the Securities containing customary information, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (other than any such term sheets); and any Company Supplemental Disclosure Document the use of which has been consented to by the Company and the Representatives (other than the Pricing Term Sheet) is listed on Schedule II(b) hereto.
7.	The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing this Agreement, the Indenture, the blue sky memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the blue sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) any cost incurred in connection with the listing on the NYSE of the shares of Stock issuable upon conversion of the Securities; and all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 7. It is understood, however, that, except as provided in this Section 7, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.
8.	The obligations of the Purchasers hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:
(a)	Sullivan & Cromwell LLP, counsel for the Purchasers, shall have furnished to you such opinion or opinions, dated such Time of Delivery, in form and substance satisfactory to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)	Geralyn M. Presti, General Counsel of the Company, shall have furnished to you her written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect that:
(i)	The Company has an authorized capitalization as set forth in the Offering Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable;

(ii)	The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction (such counsel being entitled to rely in respect of the opinion in this clause upon opinions of local counsel and in respect of matters of fact upon certificates of officers of the Company, provided that such counsel shall state that they believe that both you and they are justified in relying upon such opinions and certificates);

(iii)	Each Significant Subsidiary of the Company has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be; and all of the partnership interests, membership interests and issued shares of capital stock of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and, in the case of corporate subsidiaries and limited liability subsidiaries, are non-assessable and the Company’s ownership interests in the Significant Subsidiaries are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (such counsel being entitled to rely in respect of the opinion in this clause upon opinions of local counsel and in respect of matters of fact upon certificates of officers of the Company or the Significant Subsidiaries, provided that such counsel shall state that they believe that both you and they are justified in relying upon such opinions and certificates);

(iv)	The Company and its subsidiaries have, or in those cases where such subsidiary is a general partner in a partnership or managing member in a limited liability company, such partnership or such limited liability company has, good and marketable title in fee simple to all real property, and good and marketable title to all personal property, owned or leased (as the case may be) by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Circular (including the financial statements and the accompanying notes thereto incorporated by reference into the Pricing Circular) or such as do not, or not reasonably likely to, materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company and its subsidiaries (in giving the opinion in this clause, such counsel may state that no examination of record titles for the purpose of such opinion has been made, and that they are relying upon a general review of the titles of the Company and its subsidiaries, upon opinions of local counsel and abstracts, reports and policies of title companies rendered or issued at or subsequent to the time of acquisition of such property by the Company or its subsidiaries, upon opinions of counsel to the lessors of such property and, in respect of matters of fact, upon certificates of officers of the Company or its subsidiaries, provided that such counsel shall state that they believe that both you and they are justified in relying upon such opinions, abstracts, reports, policies and certificates);

(v)	The issue and sale of the Securities being issued at each Time of Delivery and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument known to such counsel to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such actions result in any violation of the provisions of the Articles of Incorporation or Code of Regulations of the Company or the organizational documents of any of the Significant Subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties;

(vi)	Neither the Company nor any of the Significant Subsidiaries is in violation of its Articles of Incorporation or Code of Regulations or other organizational documents; and neither the Company nor any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except as described in the Offering Circular or for defaults that individually or in the aggregate will not have a material adverse effect on the Company and its subsidiaries, taken as a whole; and

(vii)	such counsel has no reason to believe that the Exchange Act Reports (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), when they were filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading.
(c)	Thompson Hine LLP, counsel for the Company, shall have furnished to you their written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect that:
(i)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, with corporate power and authority to own its properties and conduct its business as described in the Offering Circular;

(ii)	The shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued and fully paid and non-assessable;

(iii)	To the best of such counsel’s knowledge and other than as set forth in the Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the Company and its subsidiaries, taken as a whole; and, to the best of such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(iv)	This Agreement has been duly authorized, executed and delivered by the Company;

(v)	The Securities being issued at each Time of Delivery have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, and the Securities and the Indenture conform to the descriptions thereof in the Offering Circular; the Securities have been duly authorized by the Company; the global Security has been duly executed, authenticated, issued and delivered and constitutes a valid and legally binding obligation of the Company entitled to the benefits provided by the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general equitable principles; the Securities in definitive form, when executed, authenticated, issued and delivered in exchange for the global Security in accordance with the terms of the Indenture, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, and the Securities will conform to the descriptions thereof in the Offering Circular;

(vi)	The Indenture has been duly authorized, executed and delivered by the parties thereto and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles;

(vii)	No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such as may be required under the Act in connection with the shares of Stock issuable upon conversion of the Securities and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers;

(viii)	The statements set forth in the Offering Circular under the captions “Description of Notes” and “Description of Class A Common Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Stock, and “Plan of Distribution’’ and “Notice to Investors”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair; and the statements set forth in the Offering Circular under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to describe provisions of the laws and documents referred to therein, fairly summarize in all material respects such laws and documents;

(ix)	The Exchange Act Reports (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder;

(x)	No registration of the Securities under the Act, and no qualification of an indenture under the Trust Indenture Act of 1939 with respect thereto, is required for the offer, sale and initial resale of the Securities by the Purchasers in the manner contemplated by this Agreement;

(xi)	The Company is not, and after giving effect to the offering and sale of the Securities to be issued and sold by the Company under this Agreement and the Indenture and the application of the net proceeds from such sale as described in the Offering Circular under the caption “Use of Proceeds”, will not be required to register as an “investment company”, as such term is defined in the Investment Company Act;

(xii)	Such counsel have no reason to believe that (A) the Pricing Disclosure Package, as of the Applicable Time (other than the financial statements therein, as to which such counsel need express no opinion), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (B) the Offering Circular and any further amendments or supplements thereto made by the Company prior to each Time of Delivery (other than the financial statements therein, as to which such counsel need express no opinion) contained as of its date or contains as of each Time of Delivery an untrue statement of a material fact or omitted or omits, as the case may be, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(xiii)	The Amendment has been duly authorized, executed and delivered by FCRPC and the Company and constitutes a valid, binding and enforceable obligation of the parties thereto, enforceable against them in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles; and the Amendment has been in full force and effect at all times since the date on which it was made.
(d)	On the date of the Offering Circular, prior to the execution of this Agreement and also at each Time of Delivery, PricewaterhouseCoopers LLP shall have furnished to you letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annexes I.A and I.B hereto;

(e)	Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in this Agreement and in the Offering Circular;

(f)	On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(g)	On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE; (ii) a suspension or material limitation in trading in the Company’s securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in the Offering Circular;

(h)	The shares of Stock issuable upon conversion of the Securities shall have been duly listed, subject to notice of issuance, on the NYSE;

(i)	The Company shall have obtained and delivered to the Purchasers executed copies of a lock-up agreement in the form attached hereto as Exhibit A from each of the executive officers and directors of the Company identified in Schedule V hereto;

(j)	The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery and as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery and as to such other matters as you may reasonably request; and

(k)	If any condition specified in this Section 8 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Optional Securities after the First Time of Delivery, the obligations of the several Purchasers to purchase the relevant Optional Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to the First Time of Delivery or the Second Time of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 12(b) hereof and except that Sections 7 and 9 shall survive any such termination and remain in full force and effect.
9.	(a)	The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representatives expressly for use therein.
(b)	Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)	Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)	If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)	The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.
10.	(a)	If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein at such Time of Delivery. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section 10 with like effect as if such person had originally been a party to this Agreement with respect to such Securities.
(b)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement (or, with respect to the Second Time of Delivery, the obligation of the Purchasers to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.
11.	The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.	(a) The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the First Time of Delivery (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Pricing Circular there is any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, (ii) there has been an outbreak or escalation of hostilities involving the United States or a declaration by the United States of a national emergency or war or an occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) there has been a suspension or material limitation in trading in the Company’s securities on the NYSE or a suspension or material limitation in trading in securities generally on the NYSE; or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a general moratorium on commercial banking activities has been declared by either Federal or New York authorities.
(b) If this Agreement is terminated pursuant to Section 10 hereof or paragraphs (a)(ii) through (a)(v) of this Section 12, such termination shall be without liability of any party to any other party except as provided in Sections 7 and 9 hereof, but, if for any other reason, any Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.
13.	In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you, as the Representatives, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Facsimile: (646) 855-3073, Attention: Syndicate Department, with a copy to Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Facsimile: (212) 230-8730, Attention: ECM Legal; Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Facsimile: 646-834-8133, with a copy to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019; Goldman, Sachs & Co., 85 Broad Street, 20th Floor, New York, New York 10004, Attention: Registration Department and Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk with a copy to the Legal Department; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: General Counsel; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.
14.	This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.	Time shall be of the essence of this Agreement.

16.	The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.	This Agreement supersedes ail prior agreements and understandings (whether written or oral) between the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

18.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.	The Company and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.	This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.	Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means U.S. federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.
If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.
[Signature Page Follows]

Very truly yours, Forest City Enterprises, Inc.
By:	/s/ Charles A. Ratner
	Name:	Charles A. Ratner
	Title:	Chief Executive Officer and President

Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Greg Wright

	Name:	Greg Wright
	Title:	Managing Director

Barclays Capital Inc.

By:	/s/ Victoria Hale

	Name:	Victoria Hale
	Title:	Vice President

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.

(Goldman, Sachs & Co.)

Morgan Stanley & Co. Incorporated

By:	/s/ John D. Tyree

	Name:	John D. Tyree
	Title:	Managing Director
          On behalf of each of the Purchasers
[Signature Page to Purchase Agreement]

SCHEDULE I

		Principal Amount of
	Principal	Optional Securities
	Amount of	to be Purchased if
	Securities to be	Option Fully
Purchaser	Purchased	Exercised
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$52,500,000	$7,500,000
Barclays Capital Inc.	$52,500,000	$7,500,000
Goldman, Sachs & Co.	$23,625,000	$3,375,000
Morgan Stanley & Co. Incorporated	$23,625,000	$3,375,000
KeyBanc Capital Markets Inc.	$4,375,000	$625,000
PNC Capital Markets LLC	$4,375,000	$625,000
BNY Mellon Capital Markets, LLC	$2,625,000	$375,000
U.S. Bancorp Investments, Inc.	$2,625,000	$375,000
BMO Capital Markets Corp.	$1,750,000	$250,000
Calyon Securities (USA) Inc.	$1,750,000	$250,000
Comerica Securities, Inc.	$1,750,000	$250,000
ING Financial Markets LLC	$1,750,000	$250,000
RBS Securities Inc.	$1,750,000	$250,000

Total	$175,000,000	$25,000,000

SCHEDULE II
     (a) Additional Documents incorporated by Reference:
•	None
     (b) Approved Company Supplemental Disclosure Documents not included in Pricing Disclosure Package:
•	Investor Presentation, posted on netroadshow.com on October 19, 2009.

SCHEDULE III
Pricing Term Sheet
PRICING TERM SHEET
DATED OCTOBER 20, 2009
Forest City Enterprises, Inc.
$175,000,000
5.00% Convertible Senior Notes due 2016
The information in this pricing term sheet relates only to the offering of Forest City Enterprises, Inc.’s 5.00% convertible senior notes due 2016 and should be read together with the preliminary offering circular dated October 19, 2009 relating to such offering including the documents incorporated by reference therein.

Issuer	Forest City Enterprises, Inc. (the “Company”)

Security	5.00% Convertible Senior Notes due 2016 (the “notes”)

Principal Amount Offered	$175,000,000

Over-allotment Option	$25,000,000

Net Proceeds	$155.0 million, after deducting the initial
purchasers’ discount, estimated offering expenses
payable by the Company and the cost of the
convertible note hedge transactions (excluding
option to purchase up to $25,000,000 of additional
notes)

Maturity	October 15, 2016

Annual Interest Rate	5.00%

Interest Payment Dates	Interest will accrue from the Settlement Date
(defined below) and will be payable
semiannually in arrears on April 15 and
October 15 of each year, beginning on April 15,
2010

Denomination	$1,000 and any integral multiple of $1,000

Issue Price	100%, plus accrued interest, if any, from October
26, 2009

NYSE Symbol for the Company’s Class A Common Stock	FCEA

NYSE Closing Price on October 20, 2009	$10.91

Conversion Premium	27.5%

Initial Conversion Price	Approximately $13.91 per share of Class A common
stock

Initial Conversion Rate	71.8894 shares per $1,000 principal amount of notes

Call Protection	Non-callable

Trade Date	October 20, 2009

Settlement Date	October 26, 2009

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Barclays Capital Inc., Goldman, Sachs & Co., and
Morgan Stanley & Co. Incorporated

Co-Lead Managers	KeyBanc Capital Markets Inc. and PNC Capital Markets
LLC

Co-Managers	BMO Capital Markets Corp., BNY Mellon Capital
Markets, LLC, Calyon Securities (USA) Inc., Comerica
Securities, Inc., ING Financial Markets LLC, RBS
Securities Inc. and U.S. Bancorp Investments, Inc.

Listing	None.

CUSIP	345550 AL1

ISIN	US345550AL16

Convertible Note Hedge Transactions	In connection with the offering of the notes, the
Company entered into convertible note hedge
transactions with affiliates of one or more of the
initial purchasers (such affiliates, the “option
counterparties”). The convertible note hedge
transactions cover, subject to anti-dilution
adjustments substantially similar to those in the
notes, 12,580,645 shares of the Company's Class A
common stock. If the initial purchasers exercise
their overallotment option to purchase additional
notes, the Company expects to use a portion of the
proceeds from the sale of such additional notes to
enter into additional convertible note hedge
transactions with the option

counterparties.

Adjustment to Shares Delivered upon Conversion in connection with a Fundamental Change	The number of additional shares by which the conversion rate will be increased in the event of a fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of the Company’s Class A common stock in the fundamental change.
Make-Whole Table:

	Stock Price
Effective Date	$10.91	$12.00	$13.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00	$75.00	$100.00

October 20, 2009	19.7696	17.5496	15.8263	13.1949	9.2409	6.9062	5.5548	3.8848	2.9064	1.6433	1.0393
October 15, 2010	19.7696	17.0009	15.2235	12.5555	8.6640	6.6029	5.1283	3.5850	2.6989	1.5001	0.9184
October 15, 2011	19.7696	16.3185	14.4572	11.7195	7.8909	5.9467	4.7949	3.3688	2.5429	1.4569	0.9233
October 15, 2012	19.7696	15.5883	13.5742	10.7067	6.9182	5.1312	4.0918	2.8667	2.1558	1.2242	0.7668
October 15, 2013	19.7696	14.8694	12.6244	9.5324	5.7897	4.1765	3.3250	2.3316	1.7606	1.0109	0.6414
October 15, 2014	19.7696	14.0481	11.4195	7.9786	4.3164	3.0239	2.3816	1.6770	1.2721	0.7353	0.4690
October 15, 2015	19.7696	12.5116	9.2982	5.4436	2.2977	1.5869	1.2683	0.9062	0.6915	0.4056	0.2618
October 15, 2016	19.7696	11.4439	5.0337	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $10.91 per share (subject to adjustment), no additional shares will be added to the conversion rate.
Notwithstanding the foregoing, in no event will the total number of shares of the Company’s Class A common stock issuable upon conversion exceed 91.6590 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the offering circular for the offering.
Use of Proceeds:
     The Company estimates that the net proceeds the Company receives from this offering will be approximately $155.0 million, after deducting the initial purchasers’ discount of an estimated $5.3 million, estimated offering expenses payable by us of $0.8 million and the approximately $13.9 million cost of the convertible note hedge transactions that the Company entered into with affiliates of one or more of the initial purchasers. The Company estimates that the net proceeds the Company receives from this offering will be approximately $177.3 million if the initial purchasers exercise their overallotment option in full.
     The Company intends to use the net proceeds from this offering to reduce outstanding borrowings under the Company’s $750 million revolving credit facility and for general corporate purposes, which, depending on prevailing market conditions, could include the repayment of debt with earlier maturities. The Company’s revolving credit facility had an outstanding balance of $192.1 million as of October 16, 2009, bears interest at the Company’s option at either (1) LIBOR-based rate plus 2.50% (which equals 2.75% at October 16, 2009), or (2) Prime-based rate plus 1.50% and is scheduled to mature in March 2010. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.
Capitalization:
          The following table sets forth the Company’s capitalization as of July 31, 2009, on an actual basis and as adjusted as of such date to give effect to the application of an estimated $155.0 million of net proceeds from this offering to reduce outstanding borrowings under the Company’s $750 million credit facility, after deducting the initial purchasers’ discount of an estimated $5.3 million, estimated offering expenses of $0.8 million the Company expects to pay and the use of a portion of the proceeds from this offering to pay the estimated $13.9 million cost of the convertible note hedge transactions. You should read this table in conjunction with the information set forth under “Use of Proceeds” above and the consolidated financial statements and notes thereto incorporated by reference into the preliminary offering circular. This table assumes no exercise of the initial purchasers’ option to purchase additional notes to cover overallotments.

	As of July 31, 2009
	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Debt, including current portion:
Mortgage debt, non-recourse	$7,458,065	$7,458,065
Revolving credit facility(1)(2)	42,583	10,319
Senior and subordinated debt
3.625% puttable equity-linked senior notes due 2011	252,469	96,450
3.625% puttable equity-linked senior notes due 2014(2)	—	198,372
7.625% senior notes due 2015	300,000	300,000
5.000% convertible senior notes due 2016	—	175,000
6.500% senior notes due 2017	150,000	150,000
7.375% senior notes due 2034	100,000	100,000
Subordinated debt	29,000	29,000

Total debt, including current portion	8,332,117	8,517,206
Shareholders’ equity
Preferred stock — convertible, without par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock — $.33 1/3 par value
Class A, 271,000,000 shares authorized; 132,672,134 shares issued and 132,644,925 outstanding, actual, as adjusted(3)	44,224	44,224
Class B, convertible, 56,000,000 authorized; 22,662,512 shares issued and outstanding actual, and as adjusted	7,554	7,554

	As of July 31, 2009
	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Additional paid-in capital(4)	590,658	563,746
Retained earnings	611,256	615,956
Less treasury stock, at cost; 27,209 shares, actual and as adjusted	(150)	(150)

Shareholders equity before accumulated other comprehensive loss	1,253,542	1,231,330
Accumulated other comprehensive loss	(88,199)	(88,199)

Total shareholders’ equity	1,165,343	1,143,131
Noncontrolling interest	359,677	359,677

Total Equity	1,525,020	1,502,808

Total capitalization	$9,857,137	$10,020,014

(1)	From July 31, 2009 through October 16, 2009, the Company increased borrowings under the Company’s $750 million revolving credit facility by $149.5 million to $192.1 million.

(2)	On October 7, 2009, the Company exchanged $167.4 million in aggregate principal amount of the Company’s 3.625% puttable equity-linked senior notes due 2011 for an equal amount of the Company’s 3.625% puttable equity-linked senior notes due 2014, leaving the Company with $105.1 million ($96.5 million, net of applicable discount) of the 3.625% puttable equity-linked senior notes due 2011 outstanding. This exchange resulted in an increase to retained earnings of approximately $4.7 million, a decrease to additional paid-in capital of approximately $13.0 million and approximately $3.0 million in offering expenses, assumed to have been paid from borrowings under the Company’s revolving credit facility, all of which are reflected in the “As Adjusted” column. In addition, the Company issued an additional $32.6 million in aggregate principal amount ($30.9 million, net of applicable discount) of the Company’s 3.625% puttable equity-linked senior notes due 2014. The issuance of these notes after the applicable discount of approximately $1.7 million and offering expenses of approximately $1.1 million resulted in net proceeds to the Company of approximately $29.8 million. For purposes of this table, the net proceeds were assumed to reduce borrowings under the Company’s revolving credit facility. The issuance and application of the net proceeds have been reflected in the “As Adjusted” column.

(3)	Excludes shares of the Company’s Class A common stock issuable under the Company’s 1994 Stock Plan, including 4,016,492 Class A common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $38.25, 1,089,237 shares of unvested restricted stock, 172,609 contingently issuable shares (performance shares), and 2,260,403 shares available for future grants. Also excludes 3,646,755 shares of the Company’s Class A common stock issuable upon the conversion of Class A Common Units and excludes any shares of the Company’s Class A common stock issuable upon a put of the Company’s 3.625% puttable equity-linked senior notes due 2011 or the Company’s 3.625% puttable equity-linked senior notes due 2014.

(4)	The “As Adjusted” column reflects the approximately $13.9 million related to the cost of the convertible note hedge transactions.
The information herein supplements and supersedes the information in the preliminary offering circular dated October 19, 2009.
This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering, please refer to the offering circular for a complete description.
The notes and the shares of Class A common stock issuable upon conversion have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. Unless they are registered, the notes and the shares of Class A common stock issuable upon conversion may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Company is offering the notes in the United States only to qualified institutional buyers. For further details about eligible offerees and resale restrictions, see “Notice to Investors” in the offering circular for the offering.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to the registration or qualification of such securities under the laws of any such jurisdiction.
A copy of the offering circular for the offering of the notes may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10036, Attention: Prospectus Department; Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Syndicate Registration; Goldman, Sachs and Co., 85 Broad Street, 20th Floor, New York, New York 10004, Attention: Registration Department; or, Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attention: Prospectus Department.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

EXHIBIT A
[Form of Lock-up Agreement]
October 20, 2009
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Barclays Capital Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
as Representatives of the several Purchasers
to be named in the within-mentioned Purchase Agreement
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park,
New York, New York 10036.
Re: Proposed Offering by Forest City Enterprises, Inc.
Ladies and Gentlemen:
The undersigned understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the “Representatives”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with Forest City Enterprises, Inc., an Ohio corporation (the “Company”), providing for the offering of the Company’s Convertible Senior Notes due 2016 (the “Securities”). In recognition of the benefit that such an offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each purchaser to be named in the Purchase Agreement that, during a period of 50 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of any class of common stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of common stock of the Company, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of any shares of any class of common stock of the Company or other securities, in cash or otherwise.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) the Representatives receive a signed lock-up agreement for the balance of the 50-day lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:
     (i) as a bona fide gift or gifts, except that donees that are charitable organizations not controlled by the undersigned or its affiliates, or controlled by any of the Company’s other directors, officers or holders of 10% or more of any class of the Company’s capital stock, shall not be required to be bound by such restrictions; or
     (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or
     (iii) as a distribution to limited partners or stockholders of the undersigned; or
     (iv) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.
The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:

Print Name:

SCHEDULE IV

Name of Subsidiary	State of Incorporation/Organization
F.C. Member, Inc.	New York

FC Basketball, Inc.	New York

FCR Sports, LLC	New York

Forest City Commercial Group, Inc.	Ohio

Forest City Rental Properties Corporation	Ohio

Forest City Residential Group, Inc.	Ohio

Forest City Sports, LLC	New York

Ironwood Insurance Company	Arizona

Nets Sports and Entertainment, LLC	Delaware

FC Hawaii, Inc.	Hawaii

Forest City Stapleton Land, Inc.	Colorado

Stapleton Land, LLC	Colorado

Schedule V
Lock-Up Signatories pursuant to Section 8(i)
1. Scott S. Cowen
2. Michael P. Esposito, Jr.
3. Deborah L. Harmon
4. Linda M. Kane
5. Jerry V. Jarrett
6. Abraham Miller
7. Samuel H. Miller
8. Robert G. O’Brien
9. Geralyn M. Presti
10. Albert B. Ratner
11. Bruce C. Ratner
12. Brian J. Ratner
13. Charles A. Ratner
14. Deborah Ratner-Salzberg
15. James A. Ratner
16. Ronald A. Ratner
17. Stanley Ross
18. Louis Stokes
19. Joan K. Shafran

ANNEX I.A
[Form of Comfort Letter pursuant to Section 8(d)]
October 20, 2009
Forest City Enterprises, Inc.
50 Public Square Suite 1100
Cleveland, OH 44143
and
Bank of America Merrill Lynch
One Bryant Park
New York, NY 10036
and
Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
and
Goldman, Sachs and Co.
85 Broad Street, 20th Floor
New York, New York 10004
and
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
We have audited:
1.	the consolidated financial statements of Forest City Enterprises, Inc. and its subsidiaries (the “Company”) as of January 31, 2009 and 2008 and for each of the three years in the period ended January 31, 2009 included in the Company’s current report on Form 8-K dated October 19, 2009 (the “Form 8-K”);

2.	the related financial statement schedules included in the Form 8-K; and

3.	the effectiveness of the Company’s internal control over financial reporting as of January 31, 2009.

The consolidated financial statements and financial statement schedules referred to above are all incorporated by reference in the preliminary offering circular for $175 million of Convertible Senior Notes due 2016. Our report with respect thereto is also incorporated by reference in the preliminary offering circular. Such preliminary offering circular dated October 19, 2009 is herein referred to as the “Offering Circular”.
This letter is being furnished in reliance upon your representation to us that:
a.	You are knowledgeable with respect to the due diligence review process that would be performed if this placement of securities were being registered pursuant to the Securities Act of 1933 (the “Act”).
b.	In connection with the offering of Convertible Senior Notes, the review process you have performed is substantially consistent with the due diligence review process that you would have performed if this placement of securities were being registered pursuant to the Act.
In connection with the Offering Circular:
1.	We are an independent registered public accounting firm with respect to the Company within the applicable rules and regulations adopted by the Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (United States) (“PCAOB”).
2.	Company officials have advised us that the financial statements incorporated by reference in the Offering Circular are prepared in accordance with Regulation S-X of the SEC. In our opinion, the financial statements audited by us and included in the Offering Circular comply as to form in all material respects with the applicable sections of Regulation S-X.
3.	We have not audited any financial statements of the Company as of any date or for any period subsequent to January 31, 2009; although we have conducted an audit for the year ended January 31, 2009, the purpose (and therefore the scope) of such audit was to enable us to express an opinion on the consolidated financial statements as of January 31, 2009 and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express any opinion on the unaudited consolidated balance sheets, the unaudited consolidated statements of operations, the unaudited consolidated statements of comprehensive income(loss), the unaudited consolidated statements of equity and the unaudited consolidated statements of cash flows included in the Company’s quarterly reports on Form 10-Q for the quarters ended April 30, 2009 and July 31, 2009, incorporated by reference in the Offering Circular, or on the financial position, results of operations, or cash flows as of any date or for any period subsequent to January 31, 2009. Also, we have not audited the Company’s internal control over financial reporting as of any date subsequent to January 31, 2009. Therefore, we do not express any opinion on the Company’s internal control over financial reporting as of any date subsequent to January 31, 2009.
4.	For purposes of this letter, we have read the minutes of the meetings held after January 31, 2009 of the shareholders, the Board of Directors, the Corporate Governance and Nominating Committee, the Executive Committee, the Special Committee and the Audit Committee of the Company and its subsidiaries as set forth in the minute books at October 15, 2009, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein (except for the minutes of the September 9, 2009 Audit, Governance and Nomination and Compensation Committee meetings, the September 10, 2009 and September 24, 2009 Board of Directors meetings, the September 16, 2009 Special Audit Committee meeting and the October 14, 2009 Special Audit Committee and Board of Directors meetings which were not approved in final form, for which drafts were provided to us; officials of the Company have represented that such drafts include all substantive actions taken at such meeting), and have carried out other procedures to October 15, 2009 (our work did not extend to the period from October 16, 2009 to October 20, 2009, inclusive), as follows:
a.	(i) With respect to the three-month periods ended April 30, 2009 and 2008, and the three and six month periods ended July 31, 2009 and 2008, we have performed the procedures (completed on June 8, 2009 and September 9, 2009, respectively) specified by the PCAOB for a review of interim financial information as described in SAS No. 100, Interim Financial Information, on the unaudited consolidated financial statements as of and for the three-month periods ended April 30, 2009 and 2008, and as of and for the three and six month periods ended July 31, 2009 and 2008 included in the Company’s quarterly reports on Form 10-Q for the quarters ended April 30, 2009 and July 31, 2009, incorporated by reference in the Offering Circular, and (ii) inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited consolidated financial statements referred to in a (i) above comply as to form in all material respects with the applicable sections of Regulation S-X.
The foregoing procedures do not constitute an audit conducted in accordance with standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations as to the sufficiency of the foregoing procedures for your purposes.
5.	Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:
a.	any material modifications should be made to the unaudited consolidated financial statements described in 4.a., incorporated by reference in the Offering Circular, for them to be in conformity with generally accepted accounting principles, or
b.	the unaudited consolidated financial statements described in 4.a. do not comply as to form in all material respects with the applicable sections of Regulation S-X.
6.	Company officials have advised us that no consolidated financial data as of any date or for any period subsequent to July 31, 2009, are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after July 31, 2009, have, of necessity, been even more limited than those with respect to the periods referred to in 4. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether (a) at October 15, 2009 there was any change in the common stock, increases in “Mortgage debt, nonrecourse”, “Bank revolving credit facility”, “Senior and subordinated debt” or decreases in “Total real estate” or “Shareholders’ equity” of the Company and subsidiaries consolidated as compared with amounts shown in the July 31, 2009 unaudited consolidated balance sheet incorporated by reference in the Offering Circular; or (b) for the period from August 1, 2009 to October 15, 2009, there were any decreases, as compared with the corresponding period in the preceding year, in “Revenues from real estate operations” or in the total or per-share amounts of “Net loss”.
Those officials referred to above stated that they cannot comment on any such changes, increases or decreases in “Revenues from real estate operations”, total or per-share amounts of “Net loss”, or “Shareholders’ equity” for the periods referred to above.

On the basis of these inquiries and our reading of the minutes as described in 4, nothing came to our attention that caused us to believe that there was any such change, increase or decrease, except in all instances for changes, increases or decreases, that the Offering Circular discloses have occurred or may occur, and except as described in the following sentence. We have been informed by officials of the Company of the following changes from July 31, 2009 (in thousands of dollars):

			Senior and
	Common	Bank Revolving	Subordinated
	Stock	Credit Facility	Debt
July 31, 2009	$51,778	$42,583	$831,469
October 15, 2009	$51,784	$192,083	$875,276
7.	For purposes of this letter, we have also read the items identified by you on the attached copy of the January 31, 2009 Form 10-K, the April 30, 2009 Form 10-Q, the July 31, 2009 Form 10-Q, the Company’s current report on Form 8-K dated October 19, 2009, and the Offering Circular, and have performed procedures, which were applied as indicated with respect to the numbers explained within Attachment A. We make no comment as to whether the SEC would view any non-GAAP financial information included or incorporated by reference in this document as being compliant with the requirements of Regulation G or Item 10 of Regulation S-K.
8.	Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above and, accordingly, we express no opinion thereon.
9.	The procedures enumerated in paragraph 7 do not constitute an audit conducted in accordance with standards of the PCAOB. Accordingly, we make no representations regarding the sufficiency of the foregoing procedures for your purposes.
10.	It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraphs; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Offering Circular and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.
11.	This letter is solely for the information of the addressees and to assist the financial intermediary in conducting and documenting its investigation of the affairs of the Company in connection with the offering of securities covered by the Offering Circular, and it is not to be used, circulated, quoted, or otherwise referred to for any other purpose, including but not limited to the registration, purchase or sale of securities, nor is it to be filed with or referred to in whole or in part in the Offering Circular or any other document, except that reference may be made to it in the Purchase Agreement or in any list of closing documents pertaining to the offering of securities covered by the Offering Circular.

ANNEX I.B
October 20, 2009
Forest City Enterprises, Inc.
50 Public Square Suite 1100
Cleveland, OH 44143
and
Bank of America Merrill Lynch
One Bryant Park
New York, NY 10036
and
Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
and
Goldman, Sachs and Co.
85 Broad Street, 20th Floor
New York, New York 10004
and
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
We have audited the consolidated financial statements of Nets Sports and Entertainment, LLC (the “Company”) and subsidiaries as of June 30, 2009 and for the year then ended, included in the 2008 Form 10-K/A of Forest City Enterprises, Inc. filed September 25, 2009, all incorporated by reference in Forest City Enterprises, Inc.’s preliminary offering circular for $175 million of Convertible Senior Notes due 2016. Our report with respect thereto is also incorporated by reference in the preliminary offering circular. Such preliminary offering circular dated October 19, 2009 is herein referred to as the “Offering Circular”.
This letter is being furnished in reliance upon your representation to us that:
a.	You are knowledgeable with respect to the due diligence review process that would be performed if this placement of securities were being registered pursuant to the Securities Act of 1933 (the “Act”).

b.	In connection with the offering of Convertible Senior Notes, the review process you have performed is substantially consistent with the due diligence review process that you would have performed if this placement of securities were being registered pursuant to the Act.
In connection with the Offering Circular:
1.	We are independent certified public accountants with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission (“SEC”).
2.	Company officials have advised us that the financial statements incorporated by reference in the Offering Circular are prepared in accordance with Regulation S-X of the SEC. In our opinion, the financial statements audited by us and included in the Offering Circular comply as to form in all material respects with the applicable sections of Regulation S-X.
3.	We have not audited any financial statements of the Company as of any date or for any period subsequent to June 30, 2009. Therefore, we are unable to and do not express any opinion on the financial position, results of operations or cash flows as of any date or for any period subsequent to June 30, 2009.
4.	For purposes of this letter, we have read the minutes of the meetings held after June 30, 2009 of the Chairman’s Council of the Company and its subsidiaries as set forth in the minute books at October 15, 2009, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein.
The foregoing procedures do not constitute an audit made in accordance with generally accepted auditing standards. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations as to the sufficiency of the foregoing procedures for your purposes.
5.	Company officials have advised us that no consolidated financial data as of any date or for any period subsequent to June 30, 2009 are available. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether (a) at October 15, 2009 there was any change in member units, increase in long-term debt, or decrease in consolidated net current assets (working capital) or accumulated deficit of the Company and subsidiaries consolidated as compared with amounts shown in the June 30, 2009 audited consolidated balance sheet incorporated by reference in the Offering Circular; or (b) for the period from July 1, 2009 to October 15, 2009, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated total operating income or in the total amount of net loss.
Those officials referred to above stated that they cannot comment on any such changes, increases or decreases in consolidated net current assets (working capital), consolidated total operating income, the total amount of net loss or accumulated deficit for the periods referred to above.
     On the basis of these inquiries and our reading of the minutes as described in 4, nothing came to our attention that caused us to believe that there was any such change, increase or decrease, except in all instances for changes, increases or decreases, that the Offering Circular discloses have occurred or may occur, and except as described in the following sentence. We have been informed by officials of the Company of the following changes from June 30, 2009 (in thousands of dollars):

		Senior Notes and Credit	Land and Member
	Member Units	Facility	Loans
June 30, 2009	$301,830,010	$207,157,400	$55,762,981
October 15, 2009	$301,830,010	$207,157,400	$77,417,533
6.	Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and, accordingly, we express no opinion thereon.
7.	It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraphs; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Offering Circular and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.
8.	This letter is solely for the information of the addressees and to assist the financial intermediary in conducting and documenting its investigation of the affairs of the Company in connection with the offering of securities covered by the Offering Circular, and it is not to be used, circulated, quoted, or otherwise referred to for any other purpose, including but not limited to the registration, purchase or sale of securities, nor is it to be filed with or referred to in whole or in part in the Offering Circular or any other document, except that reference may be made to it in the Purchase Agreement or in any list of closing documents pertaining to the offering of securities covered by the Offering Circular.